AMENDMENT NO. 3 TO GENERAL PARTNERSHIP AGREEMENT
OF
NATIONAL GRID GENERAL PARTNERSHIP

This Amendment No. 3 to General Partnership Agreement of National Grid General Partnership (this "Amendment"), dated as of January 31, 2002, is entered into by and between National Grid (US) Partner 1 Limited and National Grid (US) Partner 2 Limited (jointly, the "Partners").

WHEREAS, the Delaware general partnership known as National Grid General Partnership (the "Partnership") was formed pursuant to and in accordance with the Delaware Uniform Partnership Law, as amended (6 Del. C. § 1501, et seq.), as amended from time to time (the "Act"), and the General Partnership Agreement of the Partnership, dated as of July 16, 1999;

WHEREAS, such General Partnership Agreement was amended by Amendment No. 1 and by Amendment No. 2 to General Partnership Agreement, each dated as of December 20, 2001;

WHEREAS, in accordance with the terms of such General Partnership Agreement, as so amended by Amendment No. 1 and by Amendment No. 2 to General Partnership Agreement (as so amended, the "Agreement”), the Partners have contributed additional capital to the Partnership and hereby consent to the adoption of this Amendment;

WHEREAS, the Partners are the only partners of the Partnership;

WHEREAS, the parties hereto desire further to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AMENDMENT

Notwithstanding anything to the contrary contained in the Agreement, the Agreement is hereby amended as follows:

1. Additional Capital Contributions of Partners. Exhibit "A" to the Agreement is hereby deleted in its entirety and Exhibit A to this Amendment No. 3 is hereby substituted therefor.

MISCELLANEOUS

1. Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

2. Full Force and Effect. Except to the extent modified hereby, the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

4. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Agreement.

5. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day first above written.

NATIONAL GRID (US) PARTNER 1 LIMITED

By: /s/ Fiona B. Smith
Name: Fiona Smith
Title: Director

NATIONAL GRID (US) PARTNER 2 LIMITED

By: /s/ M.O. Donovan
Name: M.O. Donovan
Title: Director

EXHIBIT A

CAPITAL CONTRIBUTIONS

PARTNER	ASSETS	PERCENTAGE INTEREST

National Grid (US) Partner 2 Limited	10 shares of Common Stock of National Grid USA

	$15,497,356

	0.02 shares of the Common Stock of National Grid Holdings Inc.	1%

	10,000 ordinary shares of US$ 1.00 each in National Grid Ten Limited

National Grid (US) Partner1 Limited	990 shares of Common Stock of National Grid USA

	$1,534,238,292

	1.98 share of the Common Stock of National Grid Holdings, Inc	99%

	990,000 ordinary shares of US$ 1.00 each in National Grid Ten Limited